UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 10, 2005

Date of Report (Date of earliest event reported)

Ambassadors International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26420	91-1688605
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1071 Camelback Street

Newport Beach, CA 92660

(Address of principal executive offices) (Zip Code)

(949) 759-5900

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Director; Appointment of Principal Officers.

On August 10, 2005, J. Fife Symington IV and Kevin M. Luebbers were appointed as members of the Board of Directors of Ambassadors International, Inc. (the “Company”), bringing the number of directors to nine. Prior to the election of Messrs. Symington and Luebbers, the Board of Directors of the Company increased the size of the board by two directors. Mr. Symington is in the class of directors whose term will expire at the Company’s 2007 annual meeting of stockholders. Mr. Symington was also appointed to serve as a member of the Compensation and Nominating Committee of the Company’s Board of Directors. Mr. Luebbers is in the class of directors whose term will expire at the Company’s 2006 annual meeting of stockholders. Mr. Luebbers was also appointed to serve as a member of the Audit Committee of the Company’s Board of Directors. Mr. Symington and Mr. Luebbers are both deemed to be independent directors. A copy of the press release announcing the appointments of Messrs. Symington and Luebbers is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

No arrangement or understanding exists between Messrs. Symington and Luebbers and any other persons pursuant to which Messrs. Symington and Luebbers were selected as directors. Neither Messrs. Symington nor Luebbers has had a direct or indirect material interest in any transaction to which the Company was a party.

Item 9.01	Exhibits.

(c)	Exhibits

99.1	Press Release dated August 10, 2005 of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBASSADORS INTERNATIONAL, INC.

Date: August 11, 2005	By:	/s/ Brian R. Schaefgen
Brian R. Schaefgen
Chief Financial Officer

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